Exhibit 99.1

CONTACT:
NEWS RELEASE	David Miller (business media) 408.563.9582 Randy Bane (financial community) 408.986.7977

Applied Materials Announces Cost Reduction Plan

SANTA CLARA, Calif., January 15, 2008—Applied Materials, Inc. (Nasdaq:AMAT) today announced a global cost reduction plan that primarily affects its semiconductor equipment and services businesses and related support organizations. As part of the plan the company will reduce its global workforce by approximately 1,000 positions or about 7%, through a combination of job elimination and attrition.

“To better serve our customers, last summer we reorganized our semiconductor equipment business into a single Silicon Systems Group, and we have achieved synergies across this organization as a result,” said Mike Splinter, president and CEO. “We are focused on improving operational efficiencies and the cost structure of our businesses, as well as enhancing our ability to pursue growth opportunities.”

Applied expects to record charges of approximately $20 million related to the plan, with the majority of the charges being recorded in the first quarter of fiscal 2008, and to complete the plan by the fourth quarter of fiscal 2008. The plan is expected to result in annualized savings of about $150 million from fiscal 2007 spending levels.

This press release contains forward-looking statements, including those relating to the expected scope, costs, timing and benefits of the plan, and Applied’s operational efficiencies and growth opportunities. All forward-looking statements are based on management’s estimates, projections and assumptions as of the date hereof and include the assumptions that underlie such statements. These statements are subject to known and unknown risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements, including but not limited to: the sustainability of demand in the nanomanufacturing technology industry and broadening of demand for emerging applications such as solar, which are subject to many factors, including global economic conditions, business and consumer spending, demand for electronic products and integrated circuits, and geopolitical uncertainties; the timing, rate, amount and sustainability of capital spending for nanomanufacturing technology products; changes in Applied’s business requirements; Applied’s ability to (i) successfully develop, deliver and support a broad range of products, expand its markets and develop new markets, and (ii) timely align its cost structure with business conditions; and other risks described in Applied’s SEC filings, including its most recent Form 10-K. Applied undertakes no obligation to update any forward-looking statements.

Applied Materials, Inc. is the global leader in Nanomanufacturing Technology™ solutions with a broad portfolio of innovative equipment, service and software products for the fabrication of semiconductor chips, flat panels, solar photovoltaic cells, flexible electronics and energy efficient glass. At Applied Materials, we apply Nanomanufacturing Technology to improve the way people live. Learn more at www.appliedmaterials.com.

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